INSURED            FIELD(1)

                      POLICY NUMBER      FIELD(3)

                      POLICY TYPE        VARIABLE ANNUITY












               Flexible Premium Deferred Variable Annuity Policy.
            Annuity Payments Are Fixed and Begin On the Annuity Date.
              Death Benefit Payable On The Annuitant's Death Prior
                     To The Annuity Date. Non-participating.



   THIS POLICY'S ACCUMULATION VALUE IN THE SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT ACCOUNT, AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED AS TO DOLLAR AMOUNT.


   Ameritas Variable Life Insurance Company agrees to pay the income, as described in this policy, to the Annuitant if the Annuitant is living on the Annuity Date and if this policy is then in force. A death benefit is payable upon death of the Annuitant prior to the Annuity Date.



       /s/ Lawrence J. Arth                  /s/ Norman M. Krivosha

              President                              Secretary




                   "NOTICE OF TEN-DAY RIGHT TO EXAMINE POLICY"

   You are urged to read this policy carefully. If, after examination, you are dissatisfied with it for any reason, you may return it to the selling agent or to Ameritas Variable Life Insurance Company at One Ameritas Way, P.O. Box 82550, Lincoln, Nebraska 68501-2550, within ten days from the date of delivery of the policy to you. If allowed by state law, the amount of the refund will equal the premiums paid less withdrawals, adjusted by investment gains and losses. Otherwise, the amount of the refund will be equal to the gross premiums paid less withdrawals.

   Please read and carefully check the copy of the application attached to this policy. This application is a part of your policy and this policy was issued on the basis that the answers to all questions and the information shown on this application are true and complete. If any information shown on it is not true and complete, to the best of your knowledge, please notify Ameritas Variable Life Insurance Company of Lincoln, Nebraska, within ten days from the date of delivery of the policy to you.


                 Ameritas Variable Life Insurance Company Logo




Form 4790

                                 POLICY SCHEDULE



Annuitant:  John D Specimen                Policy Number:  2109004162

Issue Age - Sex:  35 Male                  Policy Date:  January 1, 1998

Initial Premium:  $25,000.00               Annuity Date:  January 1, 2048

Owner:  John D Specimen                    Day of Allocation:  13th calendar day
                                                                after issue date










Form 4790-1

                       LIST OF SUBACCOUNTS AND PORTFOLIOS

Each subaccount of the Ameritas Variable Life Insurance Company (AVLIC) Separate Account VA-2 invests in a specific portfolio of the following funds:

                    Fidelity Variable Insurance Products Fund
                  Fidelity Variable Insurance Products Fund II
                    (collectively referred to as "Fidelity")
                          Alger American Fund ("Alger")
                      MFS Variable Insurance Trust ("MFS")
             Morgan Stanley Universal Funds, Inc. ("Morgan Stanley")

                                                                                               INITIAL
                                                      CORRESPONDING                      ALLOCATION OF
FUND               PORTFOLIO                           SUBACCOUNT                         NET PREMIUMS

Fidelity          Money Market                  Money Market Subaccount                             0%
                  Equity-Income                 Equity-Income Subaccount                            0%
                  Growth                        Growth Subaccount                                  50%
                  High Income                   High Income Subaccount                              0%
                  Overseas                      Overseas Subaccount                                 0%
                  Asset Manager                 Asset Manager Subaccount                            0%
                  Investment Grade Bond         Investment Grade Bond Subaccount                    0%
                  Asset Manager:  Growth        Asset Manager:  Growth Subaccount                   0%
                  Index 500                     Index 500 Subaccount                                0%
                  Contrafund                    Contrafund Subaccount                               0%
Alger             Growth                        Growth Subaccount                                   0%
                  Income and Growth             Income and Growth Subaccount                        0%
                  Small Capitalization          Small Capitalization Subaccount                     0%
                  Balanced                      Balanced Subaccount                                50%
                  MidCap Growth                 MidCap Growth Subaccount                            0%
                  Leveraged AllCap              Leveraged AllCap Subaccount                         0%
MFS               Emerging Growth               Emerging Growth Subaccount                          0%
                  Utilities                     Utilities Subaccount                                0%
                  World Governments             World Governments Subaccount                        0%
                  Research                      Research Subaccount                                 0%
                  Growth With Income            Growth With Income Subaccount                       0%
Morgan Stanley    Emerging Markets Equity       Emerging Markets Equity Subaccount                  0%
                  Global Equity                 Global Equity Subaccount                            0%
                  International Magnum          International Magnum Subaccount                     0%
                  Asian Equity                  Asian Equity Subaccount                             0%
                  U.S. Real Estate              U.S. Real Estate Subaccount                         0%


Net premiums may also be allocated to the AVLIC Fixed Account.

                                                                                               INITIAL
                                                                                         ALLOCATION OF
                                                                                          NET PREMIUMS
AVLIC Fixed Account                                                                                 0%

Form 4790                            1.1

                               SCHEDULE OF CHARGES

Annual Policy Fee               The maximum guaranteed Annual Policy Fee is $40.
                                In  the  first  policy year,  the current Annual
                                Policy Fee is $36.

     The Annual Policy Fee is deducted on the last valuation date of the policy year or at the time of a full withdrawal.

     We may waive the Annual Policy Fee if your accumulation value on the last valuation date of the policy year exceeds an amount which we declare annually.


Daily Administrative Fee                    .0004098%* of accumulation value


Daily Mortality and
Expense Risk Charge                         .0034153%**








* Equivalent to an annual rate of .15% of the average daily net assets of the account.

** Equivalent to an annual rate of 1.25% of the average daily net assets of the account.

Form 4790                            1.2

      TABLE OF CONTENTS

      POLICY SCHEDULE PAGES


      INTRODUCTION.......................................................... 4

      SECTION 1.    DEFINITIONS............................................. 4

      SECTION 2.    GENERAL PROVISIONS.......................................6

              2.1   The Policy and Its Parts.................................6
              2.2   Non-Participating........................................6
              2.3   Contestability...........................................6
              2.4   Misstatement of Age or Sex...............................6
              2.5   When This Policy Terminates..............................6
              2.6   Annual Report............................................6
              2.7   Postponement of Payments.................................7

      SECTION 3.    PREMIUM PAYMENTS.........................................7

              3.1   Initial Premium..........................................7
              3.2   Subsequent Unscheduled Premiums..........................7
              3.3   Where to Pay Premiums....................................7
              3.4   Allocation of Premiums...................................7

      SECTION 4.    THE OWNER
                    AND THE BENEFICIARY......................................8

              4.1   The Owner................................................8
              4.2   The Annuitant's Beneficiary..............................8
              4.3   Assigning the Policy.....................................8

      SECTION 5.    SEPARATE ACCOUNT.........................................8

              5.1   The Separate Account.....................................8
              5.2   The Subaccounts..........................................9
              5.3   Valuation of Assets......................................9
              5.4   Transfers Among Subaccounts
                    and the Fixed Account....................................9
              5.5   The Funds...............................................10
              5.6   Portfolio Changes.......................................10


4790

      SECTION 6.    THE FIXED ACC0UNT.......................................10

              6.1   The Fixed Account.......................................10
              6.2   Transfers Among the Fixed Account
                    and the Subaccounts.....................................10

      SECTION 7.    VALUES..................................................11

              7.1   How Accumulation Value
                    of the Policy is Determined.............................11
              7.2   Accumulation Value of the Subaccounts...................11
              7.3   Net Asset Value.........................................11
              7.4   Subaccount Unit Value...................................11
              7.5   Accumulation Value of the Fixed Account.................12
              7.6   Interest Credits........................................12
              7.7   Charges Under the Policy................................12

      SECTION 8.    WITHDRAWALS.............................................13

              8.1   Partial Withdrawals.....................................13
              8.2   Full Withdrawal.........................................14

      SECTION 9.    BENEFITS OF THIS
                    ANNUITY POLICY..........................................14

              9.1   Annuity Benefits........................................14
              9.2   Death Benefits..........................................15

      SECTION 10.   DEATH OF THE OWNER......................................15

            10.1    If You Die Prior to the Annuity Date....................15
            10.2    Special Spouse Rules....................................16
            10.3    If You Die On or After the Annuity Date.................16

      SECTION 11.   ANNUITY INCOME OPTIONS..................................16

            11.1    Payment Option Rules....................................16
            11.2    Description of Options..................................17
            11.3    Basis of Payment........................................17

      SECTION 12.   NOTES ON OUR
                    COMPUTATIONS............................................17


4790                                 3

                                  INTRODUCTION

This is a flexible premium variable annuity policy. The accumulation value varies according to the value of the Subaccounts plus the amounts held in the Fixed Account. It will pay a monthly annuity payment for the life of the Annuitant or for the period selected. Annuity payments do not vary according to the value of the Subaccounts. Annuity payments start on the annuity date.

If the Annuitant dies before the annuity date, a death benefit will be paid to the Annuitant's Beneficiary. If the Annuitant dies after the annuity date, any unpaid payments certain will be paid to the Annuitant's Beneficiary. If the Owner and Annuitant are different and the Owner should die prior to the annuity date, certain provisions are required. See Section 10. The Owner and Annuitant are named in the policy schedule pages.


                             SECTION 1. DEFINITIONS

Whenever used in this policy:

"Accumulation value" means the value of all amounts accumulated under the policy prior to the annuity date.

"Annuitant" means the person upon whose life expectancy this policy is written. The Annuitant may also be the Owner of this policy.

"Annuitant's Beneficiary" means the person to whom any benefits are due upon the Annuitant's death.

"Annuity date" means the date on which annuity payments begin. It is shown in the policy schedule pages.

"Annuity income option" means one of several ways in which annuity payments may be made. The dollar amount of each annuity payment will not change over time, unless the interest payment option is selected.

"Annuity payment" means one of a series of payments made under an annuity income option.

"Cash surrender value" means the accumulation value minus the annual policy fee.

"Death Benefit" is the amount payable to the Annuitant's Beneficiary should the Annuitant die prior to the annuity date. It will be equal to the accumulation value as of the date satisfactory proof of death is received, or the total premiums paid less any previous partial withdrawals, whichever is greater. However, this amount may be limited in accordance with the "Contestability" provision. See Section 2.3.

4790                                 4

"Fixed Account" is the account which consists of general account assets of Ameritas Variable Life Insurance Company which support annuity and insurance obligations.

"Funds" means the fund or funds available as funding vehicles on the policy date, or as later changed by us and disclosed by the Prospectus. The Funds and their respective portfolios which are available on the policy date are shown in the policy schedule pages. The Funds have several portfolios. There is a portfolio that corresponds to each of the Subaccounts of the Separate Account.

"Home Office" means our administrative office at One Ameritas Way, P.O. Box 82550, Lincoln, Nebraska 68501-2550.

"Issue Date" means the date that all financial, contractual, and administrative requirements have been completed and processed. The issue date will be shown on the confirmation notice sent to you.

"Owner's Designated Beneficiary": If you (the Owner) and the Annuitant are not the same individual, this is the person you may designate to take policy ownership upon your death.

"Net Premium" means the premium payment less the premium tax, if imposed by the state in which this policy is delivered.
"NYSE" means the New York Stock Exchange.

"Policy date" means the date set forth in the policy that is used to determine policy anniversary dates and policy years. The policy date is also used to figure the start of the contestability period.

"Satisfactory  proof of death" means all of the following  submitted to the Home
Office: (1) a certified copy of the death certificate; (2) a Claimant Statement;
(3) the policy; and (4) any other information that we may require to establish the validity of the policy.

"SEC" means the Securities and Exchange Commission.

"Separate Account" means the Separate Account identified in the policy schedule pages. The Separate Account consists of assets set aside by us, the investment performance of which is kept separate from that of our general assets.

"Subaccount" means that portion of the Separate Account which invests in shares of mutual funds or any other investment portfolios which we determine to be suitable for this policy's purposes.

"Valuation date" means each day on which the NYSE is open for trading.

"Valuation period" means the period between two successive valuation dates, commencing at the close of trading on the NYSE on one valuation date and ending at the close of trading on the NYSE on the next succeeding valuation date.

"We", "us", and "our" means Ameritas Variable Life Insurance Company.

"You" and "your" means the Owner of this policy.

4790                                 5

                          SECTION 2. GENERAL PROVISIONS

2.1    THE POLICY AND ITS PARTS

This policy is a legal contract between you and us. It is issued in return for the application and payment in advance of the premiums shown in the schedule pages. The policy, application, any supplemental applications, endorsements, riders and amendments are the entire contract. No change in this policy will be valid unless it is in writing, attached to this policy, and approved by one of our officers. We reserve the right to make any modification to conform the policy to, or to give the Owner the benefit of, any federal or state statute or any rule or regulation thereunder. No agent may change this policy or waive any of its provisions.

2.2    NON-PARTICIPATING

This policy is non-participating. In other words, no dividends will be paid under this policy.

2.3    CONTESTABILITY

Unless there has been a misstatement of the age or sex of the Annuitant, we cannot contest the validity of this policy after the policy date.

2.4    MISSTATEMENT OF AGE OR SEX

If the age or sex of the Annuitant has been misstated, we will adjust the benefits and amounts payable under this policy.

(1) If we made any overpayments, we will add interest at the rate of 6% per year compounded yearly and charge them against payments to be made in the future.

(2) If we made any underpayments, the balance plus interest at the rate of 6% per year compounded yearly will be paid in a lump sum.

2.5    WHEN THIS POLICY TERMINATES

This policy will terminate on the earliest of these conditions: (a) you withdraw the full cash surrender value; (b) you die and any cash surrender value due has been paid; (c) the Annuitant dies and any death benefit due has been paid; or
(d) annuity income option payments being made cease.

2.6    ANNUAL REPORT

Within 30 days after each policy anniversary, we will mail you an annual report that shows the progress of the policy. It will show the accumulation value as of the policy anniversary. The report will also show any premiums paid and charges made during the policy year. You may ask for a report like this at any time. We have a right to charge a fee for each report other than the report we send out once a year.

4790                                 6

2.7    POSTPONEMENT OF PAYMENTS

We will usually pay any amounts payable from the Separate Account as a result of a full or a partial withdrawal within seven (7) days after we receive your written request in our Home Office in a form satisfactory to us. We can postpone such payments or any transfers of amounts between Subaccounts or into the Fixed Account if:

(1) NYSE is closed other than customary weekend and holiday closings or trading on the NYSE is restricted as determined by the SEC; or

(2)    the  SEC by  order permits the postponement for the protection of owners;
       or

(3) an emergency exists as determined by the SEC, as a result of which disposal of securities is not reasonably practicable, or it is not reasonably practicable to determine the value of the net assets of the Separate Account.

We may defer the payment of a full or a partial withdrawal from the Fixed Account for up to six months from the date we receive your written request.


                           SECTION 3. PREMIUM PAYMENTS

3.1    INITIAL PREMIUM

The initial premium for the policy is shown in the schedule pages.

3.2    SUBSEQUENT UNSCHEDULED PREMIUMS

All premiums after the initial premium may be paid at any time. Except for the initial premium payments, no premiums must be paid to keep this policy in force. However, we reserve the right to limit the number of premium payments in any calendar year. You can decide the amount of each premium, however we reserve the right not to accept any payment of less than $1,000. We will also not accept total premiums of more than $1 million under all annuity contracts issued by us having the same Annuitant, without our prior approval.

3.3    WHERE TO PAY PREMIUMS

Each premium after the initial premium is payable at our Home Office. Upon request, a receipt signed by our Secretary or an Assistant Secretary will be given for any premium payment.

3.4    ALLOCATION OF PREMIUMS

On the issue date, we will allocate premiums to the Money Market Subaccount. The accumulation value is allocated to the Subaccounts or to the Fixed Account in accordance with the allocations you have selected as of the Day of Allocation shown in the policy schedule pages.

4790                                 7

Any subsequent premiums will be allocated in accordance with your instructions. You may change the allocation of later premiums without charge. The allocation will apply to future premiums after we receive the change. The Separate Account, Subaccounts and Fixed Account are described in Sections 5 and 6.


                            SECTION 4. THE OWNER AND
                                 THE BENEFICIARY

4.1    THE OWNER

While the Annuitant is living, you have all the benefits, rights and privileges under this policy. These include naming the Owner's Designated Beneficiary, changing the Annuitant's Beneficiary, assigning this policy, enjoying all the policy benefits, and exercising all policy options.

If you are not the Annuitant, you should name your designated beneficiary who will become the Owner if you die before the Annuitant. If you die before the Annuitant and there is no Owner's Designated Beneficiary, ownership will pass to your estate.

4.2    THE ANNUITANT'S BENEFICIARY

The Annuitant's Beneficiaries will receive the death benefit, if any, upon the Annuitant's death. You can name primary and contingent beneficiaries. Your original beneficiary choice is shown in the attached application. You may change the beneficiary during the Annuitant's lifetime. We do not limit the number of changes that may be made. To make the change, we must receive a completed Change of Beneficiary form and any other forms required by the Home Office. The change will take effect as of the date we record it at the Home Office, even if the Annuitant dies before we do so. We will not be liable for any payment made or action taken before the change is recorded in our Home Office.

4.3    ASSIGNING THE POLICY

You may assign this policy. For an assignment to bind us, we must receive a signed copy in the Home Office. We are not responsible for the validity of any assignment.


                           SECTION 5. SEPARATE ACCOUNT

5.1    THE SEPARATE ACCOUNT

The Ameritas Variable Life Insurance Company Separate Account VA-2 ("Separate Account") is a unit investment trust registered with the SEC under the Investment Company Act of 1940. It is also subject to the laws of Nebraska. We own the assets of the Separate Account and keep them separate from the assets of our general account.

4790                                 8

The assets of the Separate Account will be available to cover the liabilities of our general account only to the extent that the assets of the Separate Account exceed the liabilities of the Separate Account arising under the variable annuity policies supported by the Separate Account.

If we deem it to be in the best interests of owners, and subject to any approvals that may be required under applicable law: (1) The Separate Account may be operated as a management company under the Investment Company Act of 1940, or (2) it may be deregistered under that Act if registration is no longer required, or (3) it may be combined with other separate accounts. To the extent permitted by law, we may also transfer the assets of the Separate Account associated with the policies to another Separate Account.

5.2    THE SUBACCOUNTS

The Separate Account has several Subaccounts. We list them in the schedule pages. You determine, using percentages, how the premium will be allocated among the Subaccounts. You may choose to allocate nothing to a particular Subaccount. You may not choose a fractional percent. The allocations to the Subaccounts along with allocations to the Fixed Account must total 100%. The assets of each Subaccount will be used to buy shares in a corresponding portfolio of the funding vehicles designated in the policy schedule pages. (See Section 5.5, "The Funds"). Income and realized and unrealized gains or losses from the assets of each Subaccount of the Separate Account are credited to or charged against that Subaccount without regard to income, gains or losses in the other Subaccounts of the Separate Account, in our general account or in any other separate accounts. We reserve the right to establish additional Subaccounts, each of which would invest in shares of the Funds or in shares of another funding vehicle. We may establish new Subaccounts or eliminate one or more Subaccounts if marketing needs, tax considerations or investment conditions warrant. Any new Subaccounts may be made available to existing owners on a basis to be determined by us.

5.3    VALUATION OF ASSETS

We will determine the value of the assets of each Subaccount at the close of trading on the NYSE on each valuation date.

5.4    TRANSFERS AMONG SUBACCOUNTS AND THE FIXED ACCOUNT

You may transfer amounts among Subaccounts and into the Fixed Account as often as you wish in a policy year. The transfer will take effect at the end of the valuation period during which the transfer request is received at our Home Office.

The first 15 transfers per policy year between the Subaccounts and/or the Fixed Account will be allowed free of charge. Thereafter, a $10 charge may be deducted from the amount transferred.

Each transfer must be for a minimum of $250 or the balance in the Subaccount, if less. The minimum amount which can remain in a Subaccount as a result of a transfer is $100. Any amount below this minimum will be included in the amount transferred.

Transfers may be subject to additional restrictions by the Funds.

4790                                 9

5.5    THE FUNDS

The word Fund or Funds, where we use it in this policy without qualification, means the funding vehicles designated in the policy schedule pages. The Funds bear their own expenses. The Funds may have several portfolios; there is a portfolio that corresponds to each of the Subaccounts of the Separate Account. We list these portfolios in the schedule pages.

5.6    PORTFOLIO CHANGES

A portfolio of a Fund might, in our judgment, become unsuitable for investment by a Subaccount. This might happen because of a change in investment policy, because of a change in laws or regulations, because the shares are no longer available for investment, or for some other reason. If that occurs, we have the right to substitute another portfolio of the Fund, or to invest in another fund. We would first notify the SEC and, where required, seek approval from the insurance department of the state where this policy is delivered. You will be notified of any material change in the investment policy of any portfolio in which you have an interest.

                          SECTION 6. THE FIXED ACCOUNT

6.1    THE FIXED ACCOUNT

Net premiums allocated to and transfers to the Fixed Account under the policy become part of the general account assets of Ameritas Variable Life Insurance Company which support annuity and insurance obligations. The Fixed Account includes all of Ameritas Variable Life Insurance Company's assets, except those assets segregated in separate accounts. Ameritas Variable Life Insurance Company maintains the sole discretion to invest the assets of the Fixed Account, subject to applicable law.

You determine, using percentages, how the net premium will be allocated to the Fixed Account. You may choose to allocate nothing to the Fixed Account. You may not choose a fractional percent. The allocations to the Fixed Account along with allocations to the Subaccounts must total 100%.

6.2    TRANSFERS AMONG THE FIXED ACCOUNT AND THE SUBACCOUNTS

You may transfer into the Fixed Account from the Subaccounts at any time during the policy year.

You may make one transfer out of the Fixed Account to any of the other Subaccounts only during the 30 day period following each policy anniversary.

The allowable transfer amount out of the Fixed Account is limited to the greater of:

1.     25% of the Fixed Account balance; or

2.     any Fixed Account transfer which occurred during the prior 13 months; or

3.     $1,000.

Transfers into or from the Fixed Account will be subject to the same minimums and charges that are applied to transfers among the Subaccounts.

4790                                 10

                                SECTION 7. VALUES

7.1    HOW ACCUMULATION VALUE OF THE POLICY IS DETERMINED

The accumulation value of the policy on the issue date is equal to the initial premium received, reduced by applicable premium taxes.

The accumulation value of this policy on a valuation date is equal to the total of the values in each Subaccount and the Fixed Account, plus any net premium received on that valuation date but not yet allocated.

7.2    ACCUMULATION VALUE OF THE SUBACCOUNTS

To compute the accumulation value held in the Subaccounts on any valuation date, we multiply each Subaccount's unit value (defined in Section 7.4 below) by the number of Subaccount units allocated to the policy.

The number of Subaccount units will increase when:

       a.    Net premiums are credited to that Subaccount; or

       b. Transfers from other Subaccounts or the Fixed Account are credited to that Subaccount.

The number of Subaccount units will decrease when:

       a.    A partial withdrawal is taken from that Subaccount; or

       b. A transfer, and its charge, is made from that Subaccount to other Subaccounts or the Fixed Account; or

       c.    We deduct the annual policy fee.

Each transaction above will increase or decrease the number of Subaccount units allocated to the policy by an amount equal to the dollar value of the transaction divided by the unit value as of the valuation date of the change.

7.3    NET ASSET VALUE

The net asset value of the shares of each portfolio of the Fund is determined once daily as of the close of business of the New York Stock Exchange on days when the Exchange is open for business. The net asset value is determined by adding the values of all securities and other assets of the portfolio, subtracting liabilities and expenses and dividing by the number of outstanding shares of the portfolio. Expenses, including the investment advisory fee payable to the Investment Advisor, are accrued daily.

7.4    SUBACCOUNT UNIT VALUE

For each Subaccount, the value of an accumulation unit (unit value) was set when the Subaccount was established. The unit value of each Subaccount reflects the investment performance of that Subaccount. The unit value may increase or decrease from one valuation date to the next.

4790                                 11

The unit value of each Subaccount on any valuation date shall be calculated as follows:

      a. The per share net asset value of the corresponding Fund portfolio on the valuation date times the number of shares held by the Subaccount, before the purchase or redemption of any shares on that date; minus

       b.    The daily administrative fee; minus

       c.    The daily mortality and expense risk charge; divided by

       d. The total number of units held in the Subaccount on the valuation date before the purchase or redemption of any units on that date.

When transactions are made, the actual dollar amounts are converted to accumulation units. The number of accumulation units for a transaction is found by dividing the dollar amount of the transaction by the unit value as of the valuation date.

7.5    ACCUMULATION VALUE OF THE FIXED ACCOUNT

The accumulation value of the Fixed Account on a valuation date is equal to:

       a.    The preceding month's ending value; plus

       b.    The net premiums credited to the Fixed Account; plus

       c.    Any transfers from the Subaccounts credited to the Fixed Account;
             minus

       d.    Any partial withdrawals taken from the Fixed Account; minus

       e.    Any transfers and their charges made from the Fixed Account; plus

       f.    Interest credits; minus

       g.    Any annual policy fee due.

7.6    INTEREST CREDITS

We guarantee that the accumulation value in the Fixed Account will be credited with an effective annual interest rate of at least 3.5%. We may, at our discretion, credit a higher current rate of interest.

7.7    CHARGES UNDER THE POLICY

The following charges are deducted under the policy:

(1) Annual Policy Fee - an annual charge, equal to the amount listed in the schedule pages, is deducted from the accumulation value on the last valuation date of each policy year or upon a full withdrawal, if between policy anniversaries. The charge will be deducted from the Subaccounts and the Fixed Accounts in the same proportion as the balances held in the

4790                                 12

       Subaccounts and the Fixed Accounts. We may waive the Annual Policy Fee if your accumulation value on the last valuation date of the policy year exceeds an amount which we declare annually.

(2) Daily Administrative Fee - a charge equal to the percentage listed in the schedule pages. This charge is deducted from the Subaccounts only and not from the Fixed Account.

(3) Taxes - where imposed by state law upon the receipt of a premium payment, a charge will be made on the date of the payment. If imposed upon withdrawal or annuitization, a charge equal to the amount due will be deducted prior to withdrawal or annuitization. We reserve the right to charge for state or local taxes or for federal income tax, if any taxes become attributable to the Separate Account. If any tax should become applicable to this policy, you will be advised of the amount of such tax and its effect upon any payments made.

(4) Daily Mortality and Expense Risk Charge - a charge listed in the schedule pages. This charge is deducted from the Subaccounts only and not from the Fixed Account.


                             SECTION 8. WITHDRAWALS

You may request partial withdrawals or a full withdrawal at any time before the annuity date. Any amount withdrawn will be paid to you in a lump sum unless you elect to be paid under an annuity income option.

8.1    PARTIAL WITHDRAWALS

Partial withdrawals can be categorized as either "elective" or "systematic". Elective partial withdrawals must be elected by you. Systematic partial withdrawals can be made automatically after the initial allocation date. You may elect systematic withdrawals in accordance with our rules. Payouts under a systematic withdrawal may be on monthly, quarterly, semi-annual or annual mode.

All partial withdrawals, elective and systematic, are subject to the following rules:

       a.    The minimum partial withdrawal amount is $250.

       b. The cash surrender value remaining after a partial withdrawal must be at least $1,000.

       c. Request for withdrawal must be made in writing, on a form approved by us.

       d.    A partial withdrawal is considered irrevocable.

4790                                 13

8.2    FULL WITHDRAWAL

If you elect a full withdrawal, the amount payable is the accumulation value reduced by the annual policy fee. The accumulation value is determined as of the date we receive your written request for full withdrawal. There is no withdrawal charge on a full withdrawal.


                           SECTION 9. BENEFITS OF THIS
                                 ANNUITY POLICY

This section describes the annuity benefits and how they work. It also describes what happens if the Annuitant dies.

9.1    ANNUITY BENEFITS

This policy will pay a monthly annuity payment to the Annuitant for the life of the Annuitant. The payments start on the annuity date. The amount of the monthly annuity payment is based on the cash surrender value as of the annuity date and the annuity income option elected by you.

When Annuity Payments Start

1. Annuity payments start on the annuity date. The normal annuity date is the later of:

       a.    the policy anniversary nearest the Annuitant's  85th birthday; or

       b.    the fifth policy anniversary.

2. You may change the annuity date, either advance or defer it, subject to the following:

       a. Your request must be in writing and received by us at least 30 days in advance.

       b. The annuity date may only be changed during the lifetime of the Annuitant and prior to the annuity date.

       c. You may not defer the annuity date to a date beyond the policy anniversary nearest the Annuitant's 95th birthday.

How Annuity Payments are Made

1. Frequency - Annuity payments are made monthly starting on the annuity date.

2. Minimum Amount - The minimum amount of annuity payment we will make is $20. If the annuity payment amount is less than $20, we have the right to pay the cash surrender value in a lump sum or to change the frequency.

3. Proof - We may require proof of the Annuitant's age before making the first annuity payment. From time to time, we may require proof that the Annuitant is living.

4790                                 14

4. Options - Subject to the above, you decide how the annuity payments should be paid. You have a choice of certain payment options. These are called annuity income options and are described in Section 11. If you do not choose an option, we will make the annuity payments according to Annuity Income Option c, Life Annuity.

9.2    DEATH BENEFITS

Death of the Annuitant Prior to the Annuity Date

If the Annuitant dies prior to the annuity date, we will pay the death benefit to the Annuitant's Beneficiary.

1. Amount - The death benefit is calculated as of the date we receive at the Home Office satisfactory proof of death. The amount of the death benefit will equal the greater of:

       a.    The accumulation value; or

       b.    Total premiums paid less any previous partial withdrawals.

2. Payment - The death benefit will be paid as a lump sum cash benefit unless you elect an annuity income option for the beneficiary. If you do not elect an annuity income option and a cash benefit has not already been made, the Annuitant's Beneficiary may make this election after the Annuitant's death.

Death of the Annuitant On or After the Annuity Date

If the Annuitant dies on or after the annuity date, the remaining portion of any unpaid annuity benefits due will be paid to the Annuitant's Beneficiary based on the annuity income option in effect at the time of death.



                         SECTION 10. DEATH OF THE OWNER
                     REQUIRED DISTRIBUTIONS UNDER IRC 72(s)


Unless otherwise specified, this Section assumes that the Annuitant and Owner are not the same person.

10.1 IF YOU DIE PRIOR TO THE ANNUITY DATE

If you die prior to the annuity date, ownership of this policy will pass to the Owner's Designated Beneficiary. If you have not named an Owner's Designated Beneficiary, ownership will pass to your estate.

Section 72(s) of the Internal Revenue Code has special rules regarding the distribution of the cash surrender value of this policy if you, the Owner, die

4790                                 15
before the annuity date. We will calculate the cash surrender value as of the date we receive at the Home Office a written request for distribution from the Owner's Designated Beneficiary. For purposes of this Section only, this amount will be called the distribution amount.

Under Section 72(s), the entire distribution amount must be distributed for tax purposes within five years of your death. However, Section 72(s) will allow distribution over a period longer than five years but only if all of the following conditions are met:

1.     You have named an Owner's Designated Beneficiary.

2.     The Owner's Designated Beneficiary is an individual person or persons.

3. The Owner's Designated Beneficiary takes the distribution amount as an annuity payable to himself or herself or for his or her benefit.

4. The first payment of the annuity is to be paid to the Owner's Designated Beneficiary within one year of your death or such later date as prescribed by federal regulations.

5. The entire distribution amount must be paid out over the lifetime of the Owner's Designated Beneficiary or over a period not extending beyond his or her life expectancy. Also for purposes of Section 72(s) of the Internal Revenue Code, if the Owner of the policy is not an individual, death of the Annuitant shall be treated as death of the Owner.

10.1 SPECIAL SPOUSE RULES

If your spouse is named as the Owner's Designated Beneficiary, or in those cases where you are both the Owner and the Annuitant and your spouse is named the Annuitant's Beneficiary, the special distribution rules of Section 72(s) described above will apply by treating your spouse as the original Owner of the policy. Your spouse may elect to continue the policy in force until the earlier of their death or the annuity date.

10.3 IF YOU DIE ON OR AFTER THE ANNUITY DATE

If you die on or after the annuity date, annuity benefits continue to be paid to the Annuitant under the annuity income option in effect on your date of death.


                       SECTION 11. ANNUITY INCOME OPTIONS

11.1 PAYMENT OPTION RULES

All or part of the cash surrender value may be placed under one or more annuity income options. If annuity payments are to be paid under more than one option, we must be told what part of the cash surrender value is to be paid under each option. The annuity income option must be made by written request and received by us at least 30 days in advance of the annuity date. If no election is made,

4790                                 16
payments will be made as an annuity under Option c, Life Annuity. Subject to our approval, you may select any other annuity income option we then offer. Annuity income options are not available to: (1) an assignee; or (2) any other than a natural person except with our consent.

11.2 DESCRIPTION OF OPTIONS

Annuity income options aii., b., c. and d. are offered as fixed annuity options. This means that the amount of each annuity payment will be set on the annuity date and will not change.

ANNUITY INCOME OPTIONS:

ai. Interest Payment - We will hold any amount applied under this option. Interest on the unpaid balance will be paid or credited each month at a rate determined by us.

aii. Designated Amount Annuity - Monthly annuity payments will be for an agreed fixed amount. Payments continue until the amount we hold runs out.

b. Designated Period Annuity - Monthly annuity payments are paid for a period certain as elected up to 20 years.

c. Life Annuity - Monthly annuity payments are paid for the life of an Annuitant, ceasing with the last annuity payment due prior to his or her death. Variations provide for payments to be guaranteed to continue beyond the lifetime of that person for a fixed period of time. One variation assures that at least the original amount is returned in benefits (cash refund). However, under all options, payments will continue as long as the named person is alive.

d. Joint and Last Survivor Annuity - Monthly annuity payments are paid based on the lives of two annuitants. Benefits cease with the last annuity payment due prior to the survivor's death.

11.3 BASIS OF PAYMENT

The rate of interest payable under option ai, aii, and b will be guaranteed at 3% compounded yearly. Payments under option c and d will be based on a 3.5% interest rate combined with the 1983 Table "a" Individual Annuity Table, projected 17 years.

We may, at the time of election of an annuity income option, offer more favorable rates in lieu of the guaranteed rates specified in the Annuity Tables.


                        SECTION 12. NOTES ON OUR COMPUTATIONS

We have filed a detailed statement of method we use to compute policy values and benefits with the state where this policy was delivered. The accumulation values, cash surrender values and the death benefit of this policy are not less than those required by the laws of that state. Cash surrender values and reserves are calculated in accordance with the Standard Non-Forfeiture and Valuation Laws of the state in which this policy is delivered.

4790                                 17

                          TABLES OF SETTLEMENT OPTIONS

TABLE B (OPTION B)                  TABLE D (OPTION D)
Monthly Installments for            Monthly Installments for each $1,000 of Net Proceeds
each $1,000 of Net Proceeds
                                          MALE &       MALE &        MALE &        MALE &       MALE &
YEARS MONTHLY YEARS MONTHLY          AGE  FEMALE  AGE  FEMALE   AGE  FEMALE  AGE   FEMALE  AGE  FEMALE
---------------------------         ------------------------------------------------------------------
   1   84.47    11    5.86           40   3.16    50    3.50    60    4.05    70    5.07   80    7.08
   2   42.86    12    8.24           41   3.19    51    3.54    61    4.13    71    5.21   81    7.37
   3   28.99    13    7.71           42   3.22    52    3.59    62    4.21    72    5.36   82    7.69
   4   22.06    14    7.26           43   3.25    53    3.63    63    4.29    73    5.53   83    8.03
   5   17.91    15    6.87           44   3.28    54    3.68    64    4.38    74    5.70   84    8.40
 ----------------------------       ------------------------------------------------------------------
   6   15.14    16    6.53           45   3.31    55    3.74    65    4.48    75    5.89   85    8.79
   7   13.16    17    6.23           46   3.34    56    3.79    66    4.58    76    6.10
   8   11.68    18    5.96           47   3.38    57    3.85    67    4.69    77    6.32
   9   10.53    19    5.73           48   3.42    58    3.92    68    4.81    78    6.55
  10    9.61    20    5.51           49   3.46    59    3.98    69    4.93    79    6.81
-----------------------------       ----------------------------------------------------

     Income for payments other than monthly will be furnished by the Home Office upon request.

     Table D values for combinations of ages not shown and values for 2 males or 2 females will be furnished by the Home Office upon request.

TABLE C (OPTION C)  Monthly Installments for each $1,000 of Net proceeds

                  FEMALE                                                   MALE
---------------------------------------------         -----------------------------------------------
      LIFE     MONTHS CERTAIN           CASH                 LIFE       MONTHS CERTAIN           CASH
 AGE  ONLY    60     120   180    240   REF.            AGE  ONLY      60    120    180   240    REF.
---------------------------------------------         -----------------------------------------------
 40   3.54   3.54   3.53   3.52  3.50   3.46             40  3.33     3.33   3.33   3.32  3.31   3.29
 41   3.58   3.58   3.57   3.56  3.54   3.50             41  3.36     3.36   3.36   3.36  3.35   3.32
 42   3.63   3.63   3.62   3.60  3.57   3.54             42  3.40     3.40   3.40   3.39  3.38   3.36
 43   3.68   3.67   3.66   3.64  3.62   3.58             43  3.44     3.44   3.43   3.43  3.41   3.39
 44   3.73   3.72   3.71   3.69  3.66   3.62             44  3.48     3.48   3.47   3.46  3.45   3.42
----------------------------------------------          ---------------------------------------------
 45   3.78   3.77   3.76   3.74  3.70   3.66             45  3.52     3.52   3.51   3.50  3.49   3.46
 46   3.83   3.83   3.81   3.79  3.75   3.70             46  3.56     3.56   3.55   3.54  3.53   3.50
 47   3.89   3.89   3.87   3.84  3.80   3.75             47  3.61     3.60   3.60   3.59  3.57   3.54
 48   3.95   3.94   3.93   3.89  3.85   3.80             48  3.65     3.65   3.65   3.63  3.61   3.58
 49   4.01   4.01   3.99   3.95  3.90   3.85             49  3.70     3.70   3.69   3.68  3.66   3.62
----------------------------------------------          ---------------------------------------------
 50   4.08   4.07   4.05   4.01  3.95   3.90             50  3.76     3.75   3.75   3.73  3.70   3.67
 51   4.15   4.14   4.11   4.07  4.00   3.96             51  3.81     3.81   3.80   3.78  3.75   3.72
 52   4.22   4.21   4.18   4.13  4.06   4.02             52  3.87     3.87   3.86   3.83  3.80   3.76
 53   4.30   4.29   4.26   4.20  4.12   4.08             53  3.93     3.93   3.91   3.89  3.85   3.82
 54   4.38   4.37   4.33   4.27  4.18   4.14             54  4.00     3.99   3.98   3.95  3.91   3.87
----------------------------------------------          ---------------------------------------------
 55   4.47   4.45   4.41   4.34  4.24   4.21             55  4.06     4.06   4.04   4.01  3.96   3.93
 56   4.56   4.54   4.50   4.42  4.30   4.28             56  4.14     4.13   4.11   4.08  4.02   3.99
 57   4.65   4.64   4.59   4.50  4.36   4.35             57  4.21     4.21   4.19   4.14  4.08   4.05
 58   4.75   4.74   4.68   4.58  4.43   4.42             58  4.29     4.29   4.26   4.22  4.14   4.12
 59   4.86   4.84   4.78   4.66  4.49   3.40             59  4.38     4.37   4.34   4.29  4.21   4.18
----------------------------------------------          ---------------------------------------------
 60   4.98   4.96   4.88   4.75  4.56   4.59             60  4.47     4.46   4.43   4.37  4.28   4.26
 61   5.10   5.08   4.99   4.84  4.62   4.67             61  4.57     4.56   4.52   4.45  4.34   4.33
 62   5.23   5.20   5.11   4.93  4.69   4.77             62  4.67     4.66   4.62   4.54  4.41   4.41
 63   5.38   5.34   5.23   5.03  4.76   4.86             63  4.78     4.77   4.72   4.63  4.48   4.50
 64   5.53   5.49   5.35   5.13  4.82   4.96             64  4.90     4.88   4.82   4.72  4.55   4.58
----------------------------------------------          ---------------------------------------------
 65   5.69   5.64   5.49   5.23  4.88   5.07             65  5.02     5.00   4.94   4.82  4.63   4.68
 66   5.86   5.80   5.63   5.33  4.95   5.18             66  5.16     5.13   5.06   4.92  4.70   4.78
 67   6.04   5.98   5.77   5.43  5.01   5.29             67  5.30     5.27   5.18   5.02  4.77   4.88
 68   6.24   6.16   5.92   5.53  5.06   5.41             68  5.45     5.42   5.32   5.13  4.85   4.99
 69   6.45   6.36   6.07   5.64  5.12   5.54             69  5.61     5.58   5.46   5.23  4.92   5.10
----------------------------------------------          ---------------------------------------------
 70   6.67   6.56   6.23   5.74  5.17   5.67             70  5.79     5.75   5.60   5.35  4.98   5.22
 71   6.91   6.78   6.40   5.84  5.21   5.81             71  5.98     5.93   5.76   5.46  5.05   5.35
 72   7.16   7.01   6.57   5.93  5.26   5.96             72  6.19     6.13   5.92   5.57  5.11   5.49
 73   7.43   7.25   6.74   6.03  5.30   6.11             73  6.41     6.34   6.10   5.69  5.17   5.63
 74   7.72   7.51   6.91   6.12  5.33   6.27             74  6.66     6.56   6.27   5.80  5.22   5.78
----------------------------------------------          ---------------------------------------------
 75   8.03   7.77   7.09   6.20  5.36   6.44             75  6.92     6.81   6.46   5.91  5.27   5.94
 76   8.36   8.06   7.26   6.28  5.39   6.62             76  7.20     7.06   6.65   6.02  5.31   6.11
 77   8.71   8.35   7.44   6.36  5.42   6.81             77  7.50     7.34   6.85   6.12  5.35   6.29
 78   9.09   8.67   7.62   6.43  5.44   7.00             78  7.83     7.63   7.04   6.22  5.38   6.48
 79   9.50   8.99   7.79   6.50  5.45   7.21             79  8.18     7.94   7.25   6.31  5.41   6.67
----------------------------------------------          ---------------------------------------------
 80   9.93   9.33   7.96   6.56  5.47   7.43             80  8.56     8.27   7.45   6.39  5.43   6.88
 81  10.40   9.68   8.12   6.61  5.48   7.65             81  8.98     8.62   7.65   6.47  5.45   7.11
 82  10.89  10.05   8.28   6.66  5.49   7.89             82  9.43     8.99   7.85   6.54  5.47   7.34
 83  11.42  10.42   8.43   6.70  5.50   8.15             83  9.92     9.37   8.04   6.60  5.48   7.58
 84  11.98  10.80   8.58   6.74  5.50   8.41             84 10.45     9.78   8.22   6.65  5.49   7.84
 85  12.58  11.19   8.71   6.77  5.51   8.69             85 11.02    10.20   8.39   8.70  5.50   8.12
----------------------------------------------          ---------------------------------------------

     Income for payments other than monthly will be furnished by the Home Office upon request.

     Table C values for ages below 40 and above 85, and values for 300 and 360 months certain will be furnished by the Home Office upon request.

4790                                 18

Form 4790          Flexible Premium Deferred Variable Annuity Policy